Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Stewards, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share (Resale Prospectus)	457(c)	20,621,250(3)	$4.85	$$100,013,062.50	0.00013810	$13,811.80
Total Offering Amounts							$13,811.80
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$13,811.80

(1) In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends, or similar transactions with respect to the shares being registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on the OTCID Market on November 13, 2025 ($4.85 per share).

(3) This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders named in the Resale Prospectus of up to 20,621,250 shares of Common Stock previously issued to the selling shareholders as named in the Resale Prospectus.